Exhibit 10.24

Genocea Biosciences, Inc.

January 9, 2014

Dear Katrine:

This letter confirms the termination of the letter agreement dated February 4, 2013 (the “Letter Agreement”), regarding your service as a member of the Board of Directors (the “Board”) of Genocea Biosciences, Inc. (the “Company”).  Accordingly, pursuant to Section 4 of the Letter Agreement and effective as of the day immediately preceding the day on which the initial public offering of the Company’s shares is consummated, the Company hereby terminates the Letter Agreement and, by signing below, you hereby acknowledge and agree to such termination of the Letter Agreement.  Upon termination of the Letter Agreement, you shall be entitled to compensation as a member of the Board pursuant to the Company’s non-employee director compensation policies, as in effect from time to time.  For the avoidance of doubt, the termination of the Letter Agreement will not terminate your service as a member of the Board.

Notwithstanding the foregoing, for purposes of the nonstatutory stock option granted to you under the Company’s Amended and Restated 2007 Equity Incentive Plan on October 21, 2013, the termination of the Letter Agreement as provided herein will not cause such stock option to expire pursuant to Section 1 of the agreement evidencing such stock option award, it being understood that the phrase “termination of the Participant’s consulting agreement”, as such phrase is used in Section 1 of such stock option award, will be interpreted by the Board to mean the termination of your service on the Board.

Sincerely,

Genocea Biosciences, Inc.

/s/ Chip Clark
Name: Chip Clark
Title: President and Chief Executive Officer

Acknowledged and Agreed

/s/ Katrine Bosley
Katrine Bosley